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                                                                       Form N-8A


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

        Old Mutual Equity Growth Assets South Africa Fund

Address of Principal Business Office:

        Richmond House, 12 Par-la-Ville Road
        Hamilton, Bermuda

Telephone Number:         (809) 292-3434

Name and address of agent for service of process:

        John Collis, Conyers Dill & Pearman
        Clarendon House, 2 Church Street
        Hamilton, Bermuda

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A; YES/X/ NO/ /


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                                    Signature

    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Winchester, England on the 4th day of November, 1995.

                                              OLD MUTUAL EQUITY GROWTH
                                              ASSETS SOUTH AFRICA FUND

                                              By: William Langley
                                                  ---------------------
                                                  William Langley
                                                  Treasurer

Attest: Susan E. Rouse
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        Name: Susan E. Rouse